Exhibit 99.1

PaxMedica Initiates Clinical Program to Advance PAX-101 towards FDA Submission

Final Study Results are Expected in First Half of 2023

TARRYTOWN, NY, November 8, 2022 -- PaxMedica, Inc. (Nasdaq: PXMD), a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies for the treatment of disorders with intractable neurologic symptoms, today announced that it has initiated a Phase 3 trial, HAT-301, as part of its strategic plan to obtain US market approval of PAX-101 (intravenous suramin).

The Phase 3 HAT-301 trial is a pivotal, retrospective, controlled analysis of suramin for the treatment of the rare and fatal tropical disease, Stage 1 Trypanosoma Brucei Rhodesiense Human African Trypanosomiasis (Stage 1 TBR HAT). The study is underway at multiple primary HAT treatment sites in Uganda and Malawi. The Phase 3 trial is using exclusively licensed, retrospective clinical data that will be reviewed and compared with a natural history controlled dataset comprised of exclusively licensed source data.

The primary objective of the study is to demonstrate that the standard of care treatment using suramin, as currently practiced in Uganda and Malawi, leads to better clinical outcomes in patients with Stage 1 TBR HAT than observed in an untreated natural history cohort, that had documented illness prior to availability of suramin. The World Health Organization lists suramin, discovered in 1916, and found to be effective against Stage 1 HAT since at least 1920, as a standard of care for Trypanosoma b. rhodesiense.

Howard Weisman, Chief Executive Officer of PaxMedica, commented, “We’re excited to have launched this critical study that, if successful, is an important milestone for the submission of a New Drug Application (NDA) for PAX-101 to treat the rare tropical disease, HAT. This is an important part of PaxMedica’s strategy that we believe is the fastest route to funding widespread clinical testing of suramin in autism spectrum disorder and other neurological conditions that lack effective treatments. We look forward to reviewing the final results of the study, which are expected in the first half of 2023.”

PaxMedica has formally met with the FDA three times to review the Phase 3 clinical trial plan. The study has the potential to serve as the pivotal efficacy component of an NDA. If an NDA for PAX-101 in HAT is approved, PaxMedica may be eligible to receive a priority review voucher from the FDA, which can be redeemed by the Company for priority review in a subsequent marketing application or potentially monetized by transferring the voucher to a third party.

About PaxMedica

PaxMedica is a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including Autism Spectrum Disorder (“ASD”), to Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), a debilitating physical and cognitive disorder believed to be viral in origin and now with rising incidence globally due to the long term effects of SARS-CoV-2 (“COVID-19”). One of PaxMedica’s primary points of focus is the development and testing of its lead compound, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as ME/CFS and Long COVID-19 Syndrome, a clinical diagnosis in individuals who have been previously infected with COVID-19. For more information, please visit: www.paxmedica.com.

Forward-Looking Statements

This press release contains "forward-looking statements". Forward-looking statements reflect our current view about future events. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company's current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "could," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "propose," "potential," "continue" or similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company's most recent quarterly report on Form 10-Q and other filings with the SEC.

Stephanie Prince
PCG Advisory
sprince@pcgadvisory.com
(646) 863-6341